Exhibit 23.1

H	B	M

HANSEN, BARNETT & MAXWELL, P.C.
Certified Public Accountants

March 28, 2012

To the Audit Committee of the Board of Directors

International Isotopes, Inc.

We consent to the use of our report dated March 28, 2012 with respect to the financial statements of International Isotopes, Inc. included in this annual report on Form 10-K filed on March 28, 2012 with the Securities Exchange Commission, and incorporated by reference in the Registration statements on Form S-8 (No. 333-121335, No. 333-108776, and 333-158575), and Form S-3 (No. 333-167566, No. 333-106215 and No. 333-142674).

Sincerely,

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah

March 28, 2012

Registered with the Public Company Accounting Oversight Board	5 Triad Center, Suite 750, Salt Lake City, Utah 84180-1128 Tel 801-532-2200 FAX 801-532-7944 www.hbmcpas.com

	ADDING VALUE	NOT COMPLEXITY